Boxlight Reports First Quarter 2026 Financial Results
Duluth, GA – Business Wire – May 15, 2026 – Boxlight Corporation (Nasdaq: BOXL) (“Boxlight” or the “Company”), a leading provider of interactive technology solutions, today announced the Company’s financial results for the first quarter ended March 31, 2026.
Financial and Operational Highlights:
•Revenue was $22.4 million for the quarter, an increase of 0.1% from the prior year quarter
•Gross profit margin in Q1’26 decreased to 30.9% from 35.9% from the prior year quarter
•Net loss was $(6.5) million, compared to net loss of $(3.2) million in the prior year quarter
•Net loss per basic and diluted common share was $(2.25), compared to $(8.45) net loss per basic and diluted common share in the prior year quarter
•Adjusted EBITDA1, a non-GAAP measure, decreased by $3.4 million to $(2.8) million from the prior year quarter
•Launched FrontRow Symphony™ campus communication platform in January 2026, a next-generation, IP-based solution that unifies bells, paging, intercom, classroom audio, and emergency alerts into a single platform, expanding the Company’s FrontRow portfolio and strengthening its position in campus-wide communication and safety systems
•Ended the quarter with $6.9 million in cash, $25.3 million in working capital and $(2.0) million in stockholders’ deficit

Management Commentary
“Boxlight has made meaningful progress in improving operational efficiency and aligning our cost structure with Fiscal Year 2026 revenue expectations,” said Ryan Zeek, Chief Financial Officer. “At the same time, we have strengthened our product portfolio by moving away from proprietary network packages toward more scalable, SIP based solutions. While global trade policies continue to impact component costs, our diversified mix of audio, communications, video, and software solutions, along with a geographically broad customer base, positions Boxlight favorably within the industry. We also took proactive steps to absorb IEEPA tariff related costs in 2025 rather than passing them through to customers, which was reflected in our Q1 2026 cost of goods sold. Our continued execution and innovation have been recognized externally as well, with Boxlight named to TIME’s list of the Top 250 EdTech Companies for the third consecutive year.”

“Technology refresh cycles and the ongoing shift toward digital learning continue to support long term demand,” Mr. Zeek added. “While near term pressures remain, we expect a recovery in spending as deferred demand returns. With a proven portfolio, operational discipline, and consistent industry recognition, Boxlight is well positioned to capitalize on this opportunity.”

According to Futuresource Consulting, global unit demand for 2026 is expected to remain consistent with 2025 levels, aligning with Boxlight’s Q1 2026 performance and reinforcing expectations for stabilization in the broader market.

Financial Results for the Three Months Ended March 31, 2026 (Q1’26) vs. Three Months Ended March 31, 2025 (Q1’25)
Total revenues were $22.4 million as compared to $22.4 million for the first quarter last year, resulting in a 0.1% increase. The increase in revenues was driven by higher sales of interactive flat panel displays.
Cost of revenues were $15.5 million as compared to $14.4 million for the first quarter last year, resulting in a 7.8% increase. The increase in cost of revenues was attributable to the increase in units sold and a $1.5 million increase in customs expense.
1 This is a non-GAAP financial measure. A reconciliation of this non-GAAP financial measure to its comparable GAAP financial measure has been provided in the financial tables included in this press release. An explanation of this measure and how it is calculated is also included below under the heading “Non-GAAP Financial Measures”.

Gross profit was $6.9 million for Q1’26 compared to $8.0 million for Q1’25, a decrease of 13.7%. Gross profit margin was 30.9% for Q1’26 and 35.9% for Q1’25. The decrease in gross profit margin was primarily related to increases in pricing pressure within the industry compared to the prior year quarter and an increase in customs expense.
General and administrative expenses for Q1’26 were $8.4 million, representing 37.2% of revenue as compared to $7.6 million representing 33.8% of revenue for Q1’25. The increase in general and administrative expenses in Q1’26 was due to increases in professional fees of $0.5 million and other expenses of $0.5 million, offset by a $0.3 million decrease in contract and consulting expenses.
Depreciation and amortization expenses for Q1’26 were $2.6 million, representing 11.4% of revenue as compared to $2.5 million representing 11.0% of revenue for Q1’25.
Research and development expenses for Q1’26 and Q1’25 were $0.9 million and $0.9 million, respectively, and represented 4.2% and 4.1% of revenue, respectively. Research and development expense primarily consists of costs associated with the development of proprietary technology. The increase was attributable to the allocation of certain general and administrative expenses to new and ongoing research and development projects.
Other expense, net for Q1’26 was $2.0 million as compared to $0.5 million for Q1’25, representing an increase of $1.5 million. The increase in other expense was primarily driven by the change in fair value of common warrants in Q1’25, offset by the decrease in interest expense on our term loan in Q1’26.
Net loss increased $3.3 million to $(6.5) million and was a result of the changes noted above. Net loss attributable to common shareholders was $(6.8) million in Q1’26 compared to $(3.6) million in Q1’25, after deducting fixed dividends recorded for Series B preferred shareholders of approximately $0.3 million in both years.
Total comprehensive loss was $(6.7) million for Q1’26 compared to $(2.7) million for Q1’25, reflecting the effect of cumulative foreign currency translation adjustments on consolidation, with the net effect of a $(0.1) million loss and a $0.6 million gain for Q1’26 and Q1’25, respectively.
Basic and diluted Loss per Share for Q1’26 was $(2.25) compared to $(8.45) per basic and diluted share for Q1’25.
EBITDA2, a non-GAAP measure, for Q1’26 was $(3.1) million loss, as compared to $1.6 million EBITDA for Q1’25.
Adjusted EBITDA for Q1’26 was $(2.83) million loss, as compared to $0.55 million gain in Q1’25. Adjustments to EBITDA included changes in fair value of common warrants, stock-based compensation expense, gains/losses from the remeasurement of derivative liabilities, severance charges, and the effects of purchase accounting adjustments in connection with prior period acquisitions.
Balance Sheet; Credit Agreement
At March 31, 2026, Boxlight had $6.9 million in cash and cash equivalents, $25.3 million in working capital and $34.1 million in debt, net of debt issuance costs.
The Company was not in compliance with its financial covenants related to the borrowing base or the Minimum Consolidated Adjusted EBITDA under the Whitehawk Credit Agreement at March 31, 2026. Pursuant to the May 2026 Forbearance Agreement, the Lenders granted a limited waiver of the borrowing base and Minimum Consolidated Adjusted EBITDA defaults for the periods ended March 31, 2026 and April 30, 2026.
About Boxlight Corporation
Boxlight Corporation (Nasdaq: BOXL) is a leading provider of interactive technology solutions under its award-winning brands Clevertouch®, FrontRow™ and Mimio®. Boxlight aims to improve engagement and communication in diverse business and education environments. Boxlight develops, sells, and services its integrated solution suite including interactive displays, collaboration software, audio solutions, supporting accessories, and professional services. For more information about Boxlight and the Boxlight story, visit http://www.boxlight.com, https://www.clevertouch.com and https://www.gofrontrow.com.
2 This is a non-GAAP financial measure. A reconciliation of this non-GAAP financial measure to its comparable GAAP financial measure has been provided in the financial tables included in this press release. An explanation of this measure and how it is calculated is also included below under the heading “Non-GAAP Financial Measures”.

Forward Looking Statements
This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements, including the information regarding finalization of a waiver with the Company’s lender. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to: our ability to continue operating as a going concern; our ability to comply with certain covenants, minimum liquidity and borrowing base requirements under our existing credit agreement, or to obtain waivers of compliance; our ability to maintain a listing of our Class A common stock; changes in the sales of our display products; seasonality; changes in our working capital requirements and cash flow fluctuations; competition; our ability to enhance our products and to develop, introduce and sell new technologies and products at competitive prices and in a timely manner; our reliance on resellers and distributors; the success of our strategy to increase sales in the business and government market; changes in market saturation for our products; challenges growing our sales in foreign markets; our dependency on third-party suppliers; our ability to enter into and maintain strategic alliances with third parties; our ability to keep pace with technology; changes in the spending policies or budget priorities for government funding of schools, colleges, universities, other education providers or government agencies. Boxlight encourages you to review other factors that may affect its future results and performance in Boxlight’s filings with the Securities and Exchange Commission, including under the heading “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2025, as filed on April 15, 2026, and any updated to those risk factors in Boxlight’s subsequently filed Quarterly Reports on Form 10-Q. Given these factors, risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.
Use of Non-GAAP Financial Measures
To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and decision-making surrounding pro forma operations, we supplement our consolidated financial statements presented on a basis consistent with U.S. generally accepted accounting principles, or GAAP, with EBITDA and Adjusted EBITDA, which are non-GAAP financial measures of earnings. EBITDA represents net loss before income tax expense (benefit), interest expense, depreciation and amortization. Adjusted EBITDA represents EBITDA plus stock-based compensation, severance charges, the change in fair value of derivative liabilities, change in fair value of common warrants, purchase accounting impact of inventory markup and fair value adjustments to deferred revenue. Our management uses EBITDA and Adjusted EBITDA as financial measures to evaluate the profitability and efficiency of our business model. We use these non-GAAP financial measures to assess the strength of the underlying operations of our business. These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time. We find this especially useful when reviewing pro forma results of operations, which include large non-cash amortizations of intangible assets from acquisitions and stock-based compensation. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.
We report our operating results in accordance with U.S. GAAP. We have disclosed in the table below the results on a constant currency basis to facilitate period-to-period comparisons of our results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refers to the exchange rates we use to translate our operating results into U.S. Dollars for all countries where the functional currency is not the U.S. Dollar. Because we are a global company, the foreign currency exchange rates used for translation may have a significant effect on our reported results. In general, our reported financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar as compared to the foreign currencies in which we conduct our business. References to our operating results on a constant-currency basis mean our operating results without the impact of foreign currency exchange rate fluctuations.
We believe disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of our results by increasing the transparency of our underlying performance by excluding the impact of fluctuating foreign currency exchange rates. However, constant-currency results are non-U.S. GAAP financial measures and are not meant to be considered in isolation or as a substitute for comparable measures prepared in accordance with U.S. GAAP. Constant-currency results have no standardized meaning prescribed by U.S. GAAP, are not prepared under any comprehensive set of accounting rules or principles, and should be read in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. Constant-currency results have limitations in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

Discussion of the Effect of Constant Currency on Financial Condition
We calculate constant-currency amounts by translating local currency amounts in the current period at actual foreign exchange rates for the prior year period. Our constant-currency results do not eliminate the transaction currency impact of purchases and sales of products in a currency other than the functional currency.

	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025	% Decrease
	(Dollars in thousands)
Total revenues
As reported	$22,442	$22,423	—%
Impact of foreign currency translation	(995)	-
Constant-currency	$21,447	$22,423	(4)%

Boxlight Corporation
Condensed Consolidated Balance Sheets
As of March 31, 2026 and December 31, 2025
(in thousands, except share amounts)

	March 31, 2026	December 31, 2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,888	$9,370
Accounts receivable – trade, net of allowances for credit losses of $915 and $1,055	13,814	15,358
Inventories, net of reserves	36,616	38,126
Prepaid expenses and other current assets	8,170	6,624
Total current assets	65,488	69,478

Property and equipment, net of accumulated depreciation	1,680	1,770
Operating lease right of use asset	6,636	7,009
Intangible assets, net of accumulated amortization	14,515	17,080
Deferred tax assets, net	1,466	1,472
Other assets	883	734
Total assets	$90,668	$97,543

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$20,180	$22,786
Accounts payable and accrued expenses - related party	3,090	3,699
Short-term debt	1,274	1,274
Operating lease liabilities, current	1,638	1,741
Deferred revenues, current	8,982	9,273
Derivative liabilities	2	5
Derivative liabilities - related party	511	476
Other short-term liabilities	4,550	3,598
Total current liabilities	40,227	42,852

Deferred revenues, non-current	14,173	14,849
Long-term debt	32,866	32,877
Operating lease liabilities, non-current	5,354	5,650
Other long-term liabilities	59	60
Total liabilities	92,679	96,288

Stockholders’ deficit:
Preferred Series A stock, $0.0001 par value, 50,000,000 shares authorized; 167,972 shares issued and outstanding, at March 31, 2026 and December 31, 2025, respectively	—	—
Common stock, $0.0001 par value, 4,166,667 shares authorized; 3,401,707 and 1,370,010 Class A shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	—	—
Additional paid-in capital	158,520	155,123
Accumulated deficit	(162,945)	(156,420)
Accumulated other comprehensive income	2,414	2,552
Total stockholders’ (deficit) equity	(2,011)	1,255

Total liabilities and stockholders’ equity	$90,668	$97,543

Boxlight Corporation
Condensed Consolidated Statements of Operations and Comprehensive Loss
For the three months ended March 31, 2026 and 2025
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2026	2025
Revenues, net	$22,442	$22,423
Cost of revenues	15,503	14,380
Gross profit	6,939	8,043

Operating expense:
General and administrative	8,351	7,576
Depreciation and amortization	2,556	2,463
Research and development	936	912
Total operating expense	11,843	10,951

Loss from operations	(4,904)	(2,908)

Other (expense) income:
Interest expense, net	(1,274)	(2,487)
Other income (expense), net	(700)	653
Loss on warrant issuance	—	(578)
Change in fair value of derivative liabilities	(32)	(9)
Change in fair value of common warrants	—	1,936
Total other expense	(2,006)	(485)
Loss before income taxes	$(6,910)	$(3,393)
Income tax benefit (expense)	385	150
Net loss	$(6,525)	$(3,243)
Fixed dividends - Series B Preferred	(317)	(317)
Net loss attributable to common stockholders	$(6,842)	$(3,560)

Comprehensive loss:
Net loss	$(6,525)	$(3,243)
Other comprehensive income (loss):
Foreign currency translation adjustment	(138)	570
Total comprehensive loss	$(6,663)	$(2,673)

Net loss per common share – basic and diluted	$(2.25)	$(8.45)

Weighted average number of common shares outstanding – basic and diluted	3,038,178	421,541

Reconciliation of net loss for the three months ended March 31, 2026 and 2025 to EBITDA and Adjusted EBITDA

(in thousands)	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025
Net Loss	$(6,525)	$(3,243)
Depreciation and amortization	2,556	2,463
Interest expense	1,274	2,487
Income tax (benefit)	(385)	(150)
EBITDA	$(3,080)	$1,557
Stock compensation expense	163	169
Change in fair value of derivative liabilities	32	9
Change in fair value of common warrants	—	(1,936)
Loss on warrant issuance	—	578
Purchase accounting impact of fair valuing deferred revenue	—	119
Severance charges	51	57
Adjusted EBITDA	$(2,834)	$553
Media
Sunshine Nance
+1 360-464-2119 x254
sunshine.nance@boxlight.com
Investor Relations
Ryan Zeek
+1 770-891-1331
investor.relations@boxlight.com